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Exhibit 10.17

AMENDED AND RESTATED DIRECTOR COMPENSATION POLICY

        The Director Compensation Policy is only intended to cover compensation for Directors who (i) have not been employees or consultants of Epocrates Inc. (the "Company") within the preceding 12 months or are not founders of the Company, and (ii) not affiliated with 10% or greater stockholders of the Company (collectively, "Eligible Directors"). Directors who are not Eligible Directors shall not receive compensation from the Company for their services as Directors while the company is privately held. All Directors shall receive reimbursement for reasonable travel expenses incurred to attend Board and committee meetings.

Prior to the Company consummating an initial public offering ("IPO") of its Common Stock:

        Each new Eligible Director shall receive, upon his or her initial election to the Board, an initial option to purchase 40,000 shares of Company common stock, at the then fair market value. The option will vest monthly and be fully vested after one year.

        After the initial grant vests, assuming there is no IPO event, Eligible Directors shall receive additional grants of 20,000 option shares annually on the anniversary of the respective Directors' appointment to the Board. The option grant will vest monthly and be fully vested after one year. It will be priced at the fair market value established at the first board meeting following the grant.

In the event that the Company consummates an IPO of its Common Stock:

        Upon an IPO event, all directors would become Eligible Directors and qualify for the compensation outlined below.

        Each Eligible Director shall receive, upon his or her initial election to the Board, an option to purchase 25,000 shares of Company common stock at the then fair market value. The option grant will vest monthly and be fully vested after one year. Thereafter, Eligible Directors shall receive additional grants of 15,000 option shares annually. Like the initial grants, the options will vest monthly, be fully vested after one year, and priced at the then fair market value.

        Eligible Directors shall also receive, after the closing of the IPO, a $20,000 annual retainer, paid quarterly as well as additional fees as follows:

  1.
  For attending each Board meeting as recorded in the minutes of such meeting. For each meeting attended in person, each Eligible Director will receive $1,500. For each meeting of the Board attended telephonically or by videoconference, each Eligible Director will receive $1,000.

  2.
  For each Committee meeting attended each Eligible Director will receive $1,000.

  3.
  The Chairperson of the Corporate Governance and Nominating Committee shall receive an additional $2,500 annual retainer, payable quarterly.

  4.
  The Chairperson of each of the Audit Committee and Compensation Committee of the Board shall receive an additional $5,000 annual retainer, payable quarterly.

  5.
  The lead Independent Director shall receive an additional $5,000 annual retainer, payable quarterly.

        In no event will any director receive in aggregate more than $40,000 cash ($50,000 in the case of committee chairs) (exclusive of travel reimbursement) in Board fees in any calendar year without the express approval of the Corporate Governance and Nominating Committee of the Board.

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AMENDED AND RESTATED DIRECTOR COMPENSATION POLICY